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                              PUBLIC STORAGE, INC.
               EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES

                                                                        For the Year Ended December 31,
                                                    ----------------------------------------------------------------------
                                                      1997           1996            1995            1994           1993
                                                    --------       --------        -------         -------         -------
                                                                       (Amounts in thousands, except ratios)

Net income                                          $178,649       $153,549        $70,386         $42,118         $28,036
   Add: Minority interest in income                   11,684          9,363          7,137           9,481           7,291
   Less: Gain on disposition of real estate                -              -              -               -               -
   Less: Minority interests in income which do
     not have fixed charges                          (10,375)        (8,273)        (4,700)         (5,906)           (737)
                                                    --------       --------        -------         -------         -------
Income from continuing operations                    179,958        154,639         72,823          45,693          34,590
   Interest expense                                    6,792          8,482          8,508           6,893           6,079
                                                    --------       --------        -------         -------         -------
Total Earnings Available to Cover Fixed Charges     $186,750       $163,121        $81,331         $52,586         $40,669
                                                    ========       ========        =======         =======         =======

Total Fixed Charges - interest expense (a)            $9,220        $10,343         $8,815          $6,893          $6,079
                                                    ========       ========        =======         =======         =======

Total Preferred Stock dividends                      $88,393        $68,599        $31,124         $16,846         $10,889
                                                    ========       ========        =======         =======         =======

Total Combined Fixed Charges and Preferred
   Stock dividends                                   $97,613        $78,942        $39,939         $23,739         $16,968
                                                    ========       ========        =======         =======         =======

Ratio of Earnings to Fixed Charges                     20.25          15.77           9.23            7.63            6.69
                                                    ========       ========        =======         =======         =======

Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock dividends                           1.91           2.07           2.04            2.22            2.40
                                                    ========       ========        =======         =======         =======


Supplemental disclosure of Ratio of Funds from Operations ("FFO") to fixed charges:

FFO                                                 $272,234       $224,476       $105,199         $56,143         $35,830
Interest expense                                       6,792          8,482          8,508           6,893           6,079
                                                    --------       --------        -------         -------         -------

Adjusted FFO available to cover fixed charges       $279,026       $232,958       $113,707         $63,036         $41,909
                                                    ========       ========        =======         =======         =======


Total Fixed Charges - interest expense (a)            $9,220        $10,343         $8,815          $6,893          $6,079
                                                    ========       ========        =======         =======         =======

Total Preferred Stock dividends                      $88,393        $68,599        $31,124         $16,846         $10,889
                                                    ========       ========        =======         =======         =======

Total Combined Fixed Charges and Preferred
   Stock dividends                                   $97,613        $78,942        $39,939         $23,739         $16,968
                                                    ========       ========        =======         =======         =======

Ratio of FFO to Fixed Charges                          30.26          22.52          12.90            9.15            6.89
                                                    ========       ========        =======         =======         =======

Ratio of FFO to Combined Fixed Charges and
   Preferred Stock dividends                            2.86           2.95           2.85            2.66            2.47
                                                    ========       ========        =======         =======         =======

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(a)  "Total  fixed  charges -  interest"  includes  interest  expense  plus capitalized interest deduction.

                                   Exhibit 12